NO.: 0772219

BUSINESS LICENSE

(copy)

Registration No.: **321200400012595**

Name: YABOO Agriculture (TAIZHOU) CO., LTD

Location: Taizhou City Hailing modern agricultural demonstration zone.

Legal Representative: Baoguo Jiang

Registered Capital: $750 thousand U.S. dollars

Amount of Capital Paid: $0

Business Type: Co., Ltd. (Foreign Corporation)

Business Scope: Company's main focus is on development and production of Vegetables, Fruits (including mushroom, melon), Flowers, Livestock, Aquaculture, Sea-cage aquaculture (not including China-specific varieties). Also focus on the sales of our company's products.

Sponsor:
YABOO. INC.

Period of Operation: April 17th 2009 -- April 16th 2029
Date of establishment: April 17th 2009

1. The legal business license: is the company's legal business certificate
2. The legal business license: has orignals and copies.(both legal)
3. The orginal copy of the legal business license must be prominently placed in the business building.
4. The legal business license cannot be forged.
5. Any changes regarding the business must be reported to the authorities.
6. Business must participate in Annual Inspection, between march 1st and June 30th, of every year.
7. All business activities must be stopped if the business license is suspended.
8. All copies of the legal business license must be returned as the operation period expires.
9. The business must report to authority if the legal business license is damanged, misplaced, or stolen.

Annual Inspection Report

Registration Authority


江苏省泰州工商行政管理局

年 月 日

April 17th, 2009